SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTREPID TECHNOLOGY AND RESOURCES, INC.

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(Exact name of Registrant as Specified in its Charter)

IDAHO (State or other jurisdiction of incorporation or organization)	82-0230842 (IRS Employer Identification No.)

501 West Broadway, Suite 200
Idaho Falls, Idaho 82304

2008 CONSULTANT’S COMPENSATION PLAN
(Full Title of the Plan)

Jacob D. Dustin 501 West Broadway, Suite 200 Idaho Falls, Idaho 82304 (Name and address for agent for service) Telephone: (208) 529-5337	John S. Simko Moffatt, Thomas, Barrett, Rock & Fields, Chartered 101 S. Capitol Boulevard, 10th Floor P.O. Box 829 Boise, Idaho 83701-0829 Telephone: (208) 345-2000 Facsimile: (208) 385-5384

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee (2)
Common Stock, par value $.005	3,500,000	$1.1500	$4,025,000	$158.18

(1) Represents shares issued pursuant to consulting agreements for continued services by consultants to the Registrant, including services related to sales and marketing of the Company’s products and services, promotional services with respect to Registrant’s business, all of the foregoing in furtherance of the Registrant’s business.

(2) Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of the shares of Common Stock on March 20, 2008.

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TABLE OF CONTENTS

PART I

1

PART II

1

Item 3.  Incorporation of Documents by Reference

1

Item 4.  Description of Securities

1

Item 5.  Interests of Named Experts and Counsel

1

Item 6.  Indemnification of Directors and Officers

1

Item 7.  Exemption from Registration Claimed

2

Item 8.  Exhibits

2

Item 9.  Undertakings

2

Signatures

4

Power of Attorney

5

Index to Exhibits

7

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Part I

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

Part II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)

The Annual Report of the Company on Form 10-KSB for the fiscal year ended June 30, 2007.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated by reference in this prospectus modified or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.  Our filings are also available on the Internet at the SEC’s website at http://w.w.w.sec.gov.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The laws of the State of Idaho under certain circumstances provide for indemnification of the Company’s Officers, Directors and controlling persons against liabilities which they may incur in such capabilities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the person to be indemnified met the applicable standard of conduct.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification described above.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, there unto duly authorized, in the city of Idaho Falls, State of Idaho on this 21st day of March, 2008.

Dated:  March 21, 2008

INTREPID TECHNOLOGY &
  RESOURCES, INC.

By:/s/ Jacob D. Dustin

Jacob D. Dustin

President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

The undersigned officers and directors of Intrepid Technology & Resources, Inc., hereby constitute and appoint Jacob D. Dustin with power to act one without the other, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents an purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:/s/ Jacob D. Dustin

Date:  March 21, 2008

Jacob D. Dustin, Director,

President and Principal

Accounting Officer

By:/s/ D. Lynn Smith

Date:  March 21, 2008

D. Lynn Smith, Chairman of the Board

and Director

By:/s/ William R. Myers

Date:  March 21, 2008

William R. Myers, Director

By:/s/ David H. Hawk

Date:  March 21, 2008

David H. Hawk, Director

By:/s/ Mitchell J. Hart

Date:  March 21, 2008

Mitchell J. Hart, Director

By:/s/ John W. Brockage

Date:  March 21, 2008

John W. Brockage, Director

By:/s/ Jack Haffey

Date:  March 21, 2008

Jack Haffey, Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Consultant’s Compensation Plan, dated March 18, 2008
5.1	Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chartered
23.1	Consent of Jones Simkins, P.C.
23.2	Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chartered (included in Exhibit 5.1)
24	Power of Attorney (contained within signature page)

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